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Exhibit 23.2

Consent of Independent Auditors

The Board of Directors
Atlas Industries Holdings LLC:

We consent to the use of our report dated April 14, 2006, with respect to the consolidated balance sheet of Pangborn Corporation and subsidiary as of December 31, 2005 and the related consolidated statements of operations and comprehensive income, changes in stockholder's equity and cash flows for the year then ended, included herein, and to the reference to our firm under the heading "Experts" in the prospectus.

/s/ KPMG LLP

Baltimore, Maryland
October 1, 2007

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Consent of Independent Auditors